Exhibit 10.10
THE FEDERAL HOME LOAN BANK
OF NEW YORK
NONQUALIFIED PROFIT SHARING PLAN

THE FEDERAL HOME LOAN BANK OF NEW YORK
NONQUALIFIED PROFIT SHARING PLAN
This Plan is adopted by the Federal Home Loan Bank of New York (the “Bank”) in order to provide additional benefits to certain employees of the Bank who are ineligible for certain benefits under the Pentegra Defined Benefit Plan for Financial Institutions, a qualified defined benefit pension plan, as adopted by the Bank. This Plan is unfunded, and all benefits payable under the Plan shall be paid solely out of the general assets of the Bank.

Article I. Definitions
When used in the Plan, the following terms shall have the following meanings:
1.01 “Bank” means the Federal Home Loan Bank of New York and each subsidiary or affiliated company thereof which participate in the Plan.
1.02 “Bank Service” has the same meaning as is given to “Service” under the Retirement Plan, except that such term shall include only the Member’s “Service” (as defined by the Retirement Plan) as an employee of the Bank and shall exclude any and all “Service” with any other employer that may be credited to the Member under the Retirement Plan.
1.03 “Benefit Equalization Plan” means the Federal Home Loan Bank of New York Benefit Equalization Plan as adopted by the Bank as of June 18, 1987, to be effective as of January 1, 1988, as the same has heretofore been and may hereafter be amended.
1.04 “Nonqualified Plan Committee” means the Benefit Equalization Plan Committee appointed by the Board of Directors pursuant to Section 6.01 to administer the Plan.
1.05 “Board of Directors” or “Board” means the Board of Directors of the Bank.
1.06 “Compensation Committee” means the Compensation and Human Resources Committee of the Board of Directors.
1.07 “Effective Date” means July 1, 2008.
1.08 “IRC” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
1.09 “Member” means any person included in the membership of the Plan as provided in Article 2.
1.10 “Plan” means the Federal Home Loan Bank of New York Nonqualified Profit Sharing Plan, as set forth herein and as amended from time to time.
1.11 “Profit Sharing Benefit” means and refers to the benefit determined pursuant to Article III.

1.12 “Profit Sharing Benefit Account” means and refers to the account maintained for each Member pursuant to Section 3.02.
1.13 “Retirement Plan” means the Pentegra Defined Benefit Plan for Financial Institutions, a qualified and tax-exempt defined benefit pension plan and trust under IRC Sections 401(a) and 501(a), as adopted by the Bank.
1.14 “Separation from Service” has the meaning set forth in Section 1.408A-1(h) of the Regulations promulgated under IRC Section 409A.

Article II. Membership
2.01 Each employee of the Bank who is included in the membership of the Retirement Plan and derives his benefit thereunder in whole or in part under the amended terms and conditions of the Retirement Plan, as amended effective July 1, 2008, shall become a Member of the Plan on the latest of (i) the date on which he shall have attained five (5) years of Bank Service, (ii) the date on which he shall have become a Member of the Retirement Plan Component of the Benefit Equalization Plan, and (iii) the Effective Date.
2.02 Notwithstanding any other provision of this Plan to the contrary, the Nonqualified Plan Committee, in its sole and absolute discretion, shall exclude from membership and participation in the Plan any employee who is not one of a select group of management and highly compensated employees, or who does not meet such criteria and requirements for membership in the Plan as the Nonqualified Plan Committee shall fix and determine.

Article III. Amount and Payment of Benefits
3.01 For the calendar year 2008 and for each calendar year thereafter, the Members of the Plan during such calendar year shall be credited with a Profit Sharing Benefit under the Plan in such aggregate amount, if any, as the Compensation Committee shall determine in accordance with Section 3.02, based upon the evaluation by the Compensation Committee of the Bank’s performance of certain Bank-wide performance goals used in the Bank’s Incentive Compensation Plan for such calendar year established by the Board of Directors, or by such Committee as the Board of Directors shall designate for that purpose, or such other performance criteria as may be established by the Board of Directors or such Committee as the Board of Directors shall designate for that purpose, for such calendar year, which determination shall be made by the Compensation Committee as soon as practicable after the end of such calendar year.
3.02 The amount of the Profit Sharing Benefit with which a Member is credited for any calendar year in accordance with Section 3.01 shall be determined as follows:
(a) If the Board of Directors, or such Committee as the Board of Directors shall designate, in its sole and absolute discretion, determines that the Bank has achieved the threshold limits of performance of the criteria established for such calendar year pursuant to Section 3.01, the amount of the Profit Sharing Benefit with which each Member of the Plan who is such a Member at the commencement of such calendar year shall be credited for such calendar year shall be equal to eight percent (8%) of the Member’s Salary for such calendar year.
(b) If the Board of Directors, or such Committee as the Board of Directors shall designate, in its sole and absolute discretion, determines that the Bank has not achieved the threshold level of performance of such criteria established for such calendar year, no Member shall be credited with any Profit Sharing Benefit for such calendar year.
(c) Notwithstanding any provision of paragraph (a) or (b) of this Section 3.02 above, the Compensation Committee may credit such higher or lower amount of Profit Sharing Benefit for any calendar year as it may determine, in its sole and absolute discretion, is appropriate in light of all relevant facts and circumstances.

3.03 The Bank shall maintain a Profit Sharing Benefit Account on the books and records of the Bank for each Member and shall credit to such Profit Sharing Benefit Account all Profit Sharing Benefits with which such Member shall be credited, pursuant to Section 3.02, as soon as practicable following the determination of the amount of such Profit Sharing Benefits by the Compensation Committee in accordance with the provisions of Sections 3.01 and 3.02.
3.04 A Member shall not be entitled to a Profit Sharing Benefit under this Article III for any calendar year unless, on the date the determination referred to in Section 3.02(a) is made by the Compensation Committee, (i) he is an employee of the Bank and (ii) he is eligible to be a Member under the provisions of Section 2.01; provided, that a Member whose employment during any calendar year shall have ceased prior to the last day of such calendar year by reason of his death during such calendar year shall be entitled to have credited to his Profit Sharing Benefit Account the Profit Sharing Benefit that would have been credited to his Profit Sharing Benefit Account for such calendar year but for his death.
3.05 There shall be credited to the Profit Sharing Benefit Account of each Member from time to time notional interest at such rate or rates or in such amount or amounts as may be determined by the Nonqualified Plan Committee in its sole and absolute discretion.
3.06 The right of any Member to receive all or any part of the amount credited to his Profit Sharing Benefit Account shall be subject to the following vesting rules:
(a) Each Member shall have a vested and nonforfeitable right to the balance in his Profit Sharing Benefit Account upon the earliest to occur of (i) his completion of five (5) years of Bank Service, (ii) his attainment of his Normal Retirement Date, (iii) his attainment of his Disability Retirement Date, or (iv) his death, in each case while he is an employee of the Bank. If a Member has any Separation from Service with the Bank prior to the earliest to occur of such dates, neither he nor any other person claiming in his right shall be entitled to any benefits under the Plan.

(b) As used in the Plan, (i) “Salary” means the Member’s base salary for such calendar year including any elective contribution the Member may make under Article 4 of the Benefit Equalization Plan with respect to such calendar year and any award of benefits under the Bank’s Incentive Compensation Plan made with respect to such calendar year; provided, that a Member’s Salary for the calendar year 2008 shall be deemed to be equal to fifty percent (50%) of his Salary for such calendar year as determined without regard to this clause (b), and (ii) the terms “Normal Retirement Date” and “Disability Retirement Date” shall have the same meanings as are given to them, respectively, under the Retirement Plan.
3.07 The balance credited to the Profit Sharing Benefit Account of a Member who has met the vesting rules in Section 3.06 shall be paid to him in a lump sum payment as soon as reasonably practicable following his Separation from Service with the Bank, or at such other date or dates or in such other form as the Member shall have elected in writing on a form prescribed by the Nonqualified Plan Committee which is filed by the Member with the Nonqualified Plan Committee within thirty (30) days following (i) the Effective Date, in the case of a Member who is such on the Effective Date, or (ii) in the case of a Member who becomes such after the Effective Date, the date on which he becomes a Member; provided, that such balance credited to the Profit Sharing Benefits Account of a Member shall in no event be payable earlier than the earliest of (i) the Member’s Separation from Service with the Bank, (ii) the date of the Member’s death or (iii) the date the Member becomes disabled, within the meaning of IRC Section 409A(a)(2)(c), and that the time or schedule of payments of the balance credited to the Profit Sharing Benefit Account of a Member shall not be accelerated, except as provided in Regulations promulgated pursuant to IRC Section 409A, nor shall any payment of benefits under the Plan be deferred to a date other than the date fixed for such payment in this Article III; provided, that a Member may, by a subsequent election, as defined in § 1.409A-2(b)(1) of the Regulations promulgated pursuant to IRC Section 409A, delay the time or change the form of a payment of all or any part of the balance credited to the Member’s Profit Sharing Benefit Account if, and only if, such subsequent election meets all of the following requirements: (i) such election shall not be made less than twelve (12) months prior to the date of the first scheduled payment of the balance credited to the Member’s Profit Sharing Benefit Account; (ii) such election shall not take effect until at least twelve (12) months after the date on which the election is made; (iii) the payment with respect to which such election is made shall be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; and (iv) such election shall comply with any and all other requirements of such Regulations applicable thereto. If a Member dies while an employee of the Bank prior to receiving the balance credited to his Profit Sharing Benefit Account, the balance in his Profit Sharing Benefit Account at the date of the Member’s death shall be paid in a lump sum payment as soon as reasonably practicable following the Member’s death in accordance with the provisions of Article V.

Article IV. Source and Method of Payments
All payments of benefits under the Plan, shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in IRC Sections 611 through 677) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or prospective Member or beneficiary. No benefit whatever provided by the Plan shall be payable from the assets of the Retirement Fund or the Thrift Plan. No Member shall have any right, title or interest whatever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan.

Article V. Designation of Beneficiaries
5.01 Each Member of the Plan may file with the Nonqualified Plan Committee a written designation of one or more person as the beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death. A Member may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Nonqualified Plan Committee. The last such written designation received by the Nonqualified Plan Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Nonqualified Plan Committee prior to the Member’s death, and in no even shall it be effective as of a date prior to such receipt.
5.02 If no such beneficiary designation is in effect at the time of the Member’s death, or if no designated beneficiary survives the Member, or if, in the opinion of the Nonqualified Plan Committee, such designation conflicts with applicable law, the Member’s estate shall be deemed to have been designated as his beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member’s death. If the Nonqualified Plan Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Nonqualified Plan Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefor.

Article VI. Administration of Plan
6.01 The Board of Directors has delegated to the Nonqualified Plan Committee, subject to those powers which the Board has reserved to itself or to the Compensation Committee as described in Article III of the Plan, general authority over and responsibility for the administration and interpretation of the Plan. The Nonqualified Plan Committee shall have full power and authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article V of the Plan and the calculation of the amount of benefits payable under the Plan, and to review claims for benefits under the Plan. The Nonqualified Plan Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes, except to the extent of the powers which the Board has reserved to itself or to the Compensation Committee referred to in the first sentence of this Section 6.01.
6.02 If the Nonqualified Plan Committee deems it advisable, it shall arrange for the engagement of legal counsel and certified public accountants (who may be counsel to or accountants for the Bank) and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Nonqualified Plan Committee may rely upon the written opinions of such counsel, accountants, and consultants, and upon any information supplied by the Retirement Plan for purposes of Article III of the Plan, and delegate to any agent or to any subcommittee or Nonqualified Plan Committee member its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Nonqualified Plan Committee. The Nonqualified Plan Committee shall report to the Compensation Committee, or to a committee designated by the Board, at such intervals as shall be specified by the Compensation Committee or such designated committee, with regard to the matters for which it is responsible under the Plan.

6.03 All claims for benefits under the Plan shall be submitted in writing to the Nonqualified Plan Committee. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the Member or his beneficiary (the “claimant”). The claimant may request a review by the Nonqualified Plan Committee of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Nonqualified Plan Committee within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Nonqualified Plan Committee to consider. The Nonqualified Plan Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision and the decision on review shall be made as soon as feasible after the Nonqualified Plan Committee’s receipt of the request for review. Written notice of the decision shall be furnished to the claimant. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding, and conclusive on all interested persons as to all matters relating to the Plan.
6.04 All expenses incurred by the Nonqualified Plan Committee in its administration of the Plan shall be paid by the Bank.

Article VII. Amendment and Termination
The Board of Directors may amend, suspend, or terminate, in whole or in part, the Plan without the consent of the Nonqualified Plan Committee or any Member, beneficiary or other person, except that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Member, beneficiary or other person to benefits under the Plan which have vested prior to the date of such action, as determined by the Nonqualified Plan Committee in its sole discretion. The Nonqualified Plan Committee may adopt any amendment or take any other action which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided any such amendment or action does not have a material effect on the then currently estimated cost to the Bank of maintaining the Plan.

Article VIII. General Provisions
8.01 The Plan shall be binding upon and inure to the benefit of the Bank, and its successors and assigns, and the Members, and their successors, assigns, designees and estates. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Members’ rights under the Plan in any agreement or plan which it may enter into effect any merger, reorganization or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” shall refer to such other organization and the Plan shall continue in full force and effect.
8.02 Neither the Plan nor any action taken thereunder shall be construed as giving to a Member the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any Member from its employ.
8.03 The Bank shall withhold or cause to be withheld from all benefits payable under the Plan in all federal, state, local and other taxes required by applicable law be withheld with respect to such payments.
8.04 No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of and any attempted disposition of such right or interest shall be null and void.
8.05 If the Nonqualified Plan Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Nonqualified Plan Committee is so inclined, be paid to such person’s spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Nonqualified Plan Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefor.

8.06 To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.
8.07 All elections, designations, requests, notices, instructions and other communications from a Member, beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Nonqualified Plan Committee and shall be mailed by first-class mail or delivered to such location as shall be specified by the Nonqualified Plan Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.
8.08 The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Bank and shall not be deemed salary or other compensation by the Bank for the purpose of computing benefits to which he may be entitled under any other plan or arrangement of the Bank.
8.09 No Nonqualified Plan Committee member shall be personally liable by reason of, any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Nonqualified Plan Committee member nor for any mistake of judgment made in good faith. The Bank shall indemnify and hold harmless the Retirement Plan and each Nonqualified Plan Committee member and each employee, officer or director of the Bank or the Retirement Plan, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

8.10 As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.
8.11 The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.
8.12 The Plan shall be construed according to the laws of the State of New York in effect from time to time.

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